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                                                                    EXHIBIT 4


                                PREIT-RUBIN, INC.

                             1998 STOCK OPTION PLAN



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                               TABLE OF CONTENTS

1.     PURPOSE................................................................1
2.     ADMINISTRATION.........................................................1
3.     ELIGIBILITY............................................................2
4.     STOCK..................................................................2
5.     GRANTING OF OPTIONS....................................................2
6.     TERMS AND CONDITIONS OF OPTIONS........................................2
7.     FORFEITURE.............................................................6
8.     CAPITAL ADJUSTMENTS....................................................7
9.     CERTAIN CORPORATE TRANSACTIONS.........................................7
10.    AMENDMENT OR TERMINATION OF THE PLAN...................................7
11.    RIGHTS.................................................................7
12.    INDEMNIFICATION OF BOARD AND COMMITTEE.................................8
13.    APPLICATION OF FUNDS...................................................8
14.    EFFECTIVE DATE.........................................................8
15.    NO OBLIGATION REGARDING OPTIONS........................................8
16.    TERMINATION OF PLAN....................................................8
17.    GOVERNING LAW..........................................................8




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                                PREIT-RUBIN, INC.

                             1998 STOCK OPTION PLAN


                  WHEREAS, PREIT-RUBIN, Inc. ("PRI") desires to award nonqualified stock options to acquire shares of beneficial interest in the Pennsylvania Real Estate Investment Trust ("PREIT") to certain key employees of PRI and its subsidiaries.

                  NOW, THEREFORE, the PREIT-RUBIN, Inc. 1998 Stock Option Plan (the "Plan") is hereby adopted under the following terms and conditions:

1. Purpose. The Plan is intended to provide a means whereby PRI may grant stock options (the "Options") to purchase shares of beneficial interest in PREIT ("Shares"), par value $1.00 per Share, to officers and other key employees (the "Key Employees") of PRI and its subsidiaries. Thereby, PRI expects to attract and retain such Key Employees and motivate them to exercise their best efforts on behalf of PRI and its subsidiaries, and PREIT and entities controlled by PREIT. Any Option granted under the Plan is intended to be a nonqualified stock option (i.e., an option that does not qualify as an incentive stock option ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")).

2.       Administration.

         (a) The Plan shall be administered by PRI's Stock Option Plan Committee (the "Committee"), which shall consist solely of at least two directors of PRI who shall be appointed by, and shall serve at the pleasure of, PRI's Board of Directors (the "Board"). Each member of the Committee, while serving as such, shall be deemed to be acting in his capacity as a director of PRI.

         (b) The Committee shall have full authority, subject to the terms of the Plan, to select the Key Employees to be granted Options under the Plan, to grant Options on behalf of PRI, and to set the date of grant and the other terms of such Options. The Committee may correct any defect, supply any omission, and reconcile any inconsistency in the Plan and in any Option granted hereunder in the manner and to the extent it deems desirable. The Committee may also, in its discretion but with the written consent of the Key Employee, revise previously granted Options, adjust the price of an Option, or cancel an Option and grant a new Option to replace the cancelled Option. The Committee also shall have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, to amend, modify, or rescind any such rules and regulations, and to make such determinations and interpretations under, or in connection with, the Plan, as it deems necessary or advisable. All such rules, regulations, determinations, and interpretations shall be binding and conclusive upon PRI, its subsidiaries, their owners, and all Key Employees; upon their respective

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legal representatives, beneficiaries, successors, and assigns; and upon all other persons claiming under or through any of the foregoing.

         (c) No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

3. Eligibility. The class of employees who shall be eligible to receive Options under the Plan shall be the Key Employees. However, a Key Employee who is also a trustee and/or an officer of PREIT is specifically excluded from eligibility to receive Options under the Plan. More than one Option may be granted to a Key Employee under the Plan. A Key Employee who has been granted an Option under the Plan shall be referred to as an "Optionee."

4. Stock. Options may be granted under the Plan to purchase up to 150,000 Shares. PRI shall acquire Shares required for this purpose, from time to time, in an amount to fulfill its obligations under the Plan. If any Option granted under the Plan expires or otherwise terminates for any reason whatsoever (including, without limitation, the Optionee's surrender thereof) without having been exercised, the Shares subject to the unexercised portion of the Option shall continue to be available for the granting of Options under the Plan as fully as if the Shares had never been subject to an Option.

5. Granting of Options. From time to time until the expiration or earlier suspension or discontinuance of the Plan, the Committee may, on behalf of PRI, grant to Key Employees under the Plan such Options as it determines are warranted. In making any determination as to whether a Key Employee shall be granted an Option, the number of shares to be covered by the Option, and other terms of the Option, the Committee may take into account the duties of the Key Employee, his present and potential contributions to the success of PRI and its subsidiaries, and to the success of PREIT and entities controlled by PREIT; the tax implications to PRI and the Key Employee of any Option granted; and such other factors as the Committee shall deem relevant in accomplishing the purposes of the Plan.

6. Terms and Conditions of Options. Options granted pursuant to the Plan shall include expressly or by reference the following terms and conditions, as well as such other provisions not inconsistent with the provisions of the Plan as the Committee shall deem desirable --

         (a) Number of Shares. The Option shall state the number of Shares to which the Option pertains.

         (b) Price. The Option shall state the Option price which shall be determined and fixed by the Committee in its discretion but shall not be less than the higher of 100 percent of the fair market value of the optioned Shares on the date the Option is granted, or the par value thereof.

         The fair market value of a Share shall be arrived at by a good faith determination of the Committee and shall be --

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                  (i) if there are sales of Shares on a national securities
         exchange or in an over-the-counter market on the date of grant, then the mean between the highest and lowest quoted selling price on the date of grant; or

                  (ii) if there are no such sales of Shares on the date of grant but there are such sales on dates within a reasonable period both before and after the date of grant, then the weighted average of the means between the highest and lowest selling price on the nearest date before and the nearest date after the date of grant; or

                  (iii) if actual sales are not available during a reasonable period beginning before and ending after the date of grant, then the mean between the bid and asked price on the date of grant as reported by the National Quotation Bureau; or

                  (iv) if (i) through (iii) are not applicable, such other method of determining fair market value as shall be authorized by the Code, or the rules or regulations thereunder, and adopted by the Committee.

         Where the fair market value of the optioned Shares is determined under
(ii) above, the average of the means between the highest and lowest sales on the nearest date before and the nearest date after the date of grant shall be weighted inversely by the respective numbers of trading days between the selling dates and the date of grant (i.e, the valuation date), in accordance with Treas. Reg. ss. 20.2031-2(b)(1), or any successor thereto.

         (c) Term. Subject to earlier termination as provided in subsections
(e), (f), and (g) below and in Sections 7 and 9 hereof, the term of each Option shall be not more than 10 years from the date of grant.

         (d) Exercise. Options shall be exercisable in such installments and on such dates as the Committee may specify; provided that (i) in the case of new Options granted to an Optionee to replace options (whether granted under the Plan or otherwise) held by the Optionee or in the case of Options repriced by the Committee, the new or repriced Options may be made exercisable, if so determined by the Committee, in its discretion, at the earliest date the original Options were exercisable, but not earlier than three months from the date of grant of the new Options or the repricing of the original Options; and
(ii) the Committee may accelerate the exercise date of any outstanding Options, in its discretion, if it deems such acceleration to be desirable.

                  Any exercisable Options may be exercised at any time up to the expiration or termination of the Option. Exercisable Options may be exercised, in whole or in part and from time to time, by giving written notice of exercise to PRI at its principal office, specifying the number of Shares to be purchased and accompanied by payment in full of the aggregate Option exercise price for such Shares. Only full Shares shall be issued under the Plan, and any fractional Share which might otherwise be issuable upon exercise of an Option granted hereunder shall be forfeited.

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                  The Option price shall be payable, if the Committee in its discretion so determines at or prior to the time of exercise --

                  (1) in cash or its equivalent;

                  (2) in Shares previously acquired by the Optionee; provided that, if such Shares were acquired through the exercise of an ISO or an NQSO, such Shares have been held by the Optionee for a period of more than one year on the date of exercise;

                  (3) by delivering a properly executed notice of exercise of the Option to PRI and a broker, with irrevocable instructions to the broker promptly to deliver to PRI the amount of sale or loan proceeds necessary to pay the exercise price of the Option;

                  (4) if the Optionee is designated as an "eligible participant" by the Committee at or after the date of grant, and if the Optionee thereafter so requests, (i) PRI will loan the Optionee the money required to pay the exercise price of the Option; (ii) any such loan to an Optionee shall be made only at the time the Option is exercised; and
         (iii) the loan will be made on the Optionee's personal, negotiable, demand promissory note, bearing interest at the lowest rate which will avoid imputation of interest under Section 7872 of the Code, and including such other terms as the Committee may prescribe; or

                  (5) in any combination of subsections (1), (2), (3), and (4) above.

                  In the event the Option price is paid, in whole or in part, with Shares, the portion of the Option price so paid shall be equal to the aggregate fair market value (determined under subsection (b) above, but as of the date of exercise of the Option, rather than the date of grant) of the Shares so surrendered in payment of the Option price.

         (e) Termination of Employment. If an Optionee's employment by PRI or one of its subsidiaries is terminated (and immediately thereafter the Optionee is not employed by PRI or one of its subsidiaries, or by PREIT or an entity controlled by PREIT) prior to the expiration date fixed for his Option for any reason other than retirement, death, disability, change in control, cause, or employment with a competitor, such Option may be exercised, to the extent of the number of Shares with respect to which the Optionee could have exercised it on the date of such termination, or to any greater extent permitted by the Committee, by the Optionee at any time prior to the earlier of (i) the expiration date specified in such Option, or (ii) an accelerated expiration date determined by the Committee, in its discretion, and set forth in the Option Agreement; except that, subject to Section 9 hereof, such accelerated expiration date shall not be earlier than the date of the Optionee's termination of employment. See Section 7 regarding cause and employment with a competitor.

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         (f) Retirement or Disability. If an Optionee attains the age which his employer may from time to time establish as the retirement age for any class of its employees or becomes disabled (within the meaning of Section 22(e)(3) of the Code) during his employment and, prior to the expiration date fixed for his Option, his employment is terminated as a consequence of such retirement or disability, such Option may be exercised, to the extent of the number of Shares with respect to which the Optionee could have exercised it on the date of such termination, or to any greater extent permitted by the Committee, by the Optionee at any time prior to the earlier of (i) the expiration date specified in such Option, or (ii) an accelerated expiration date determined by the Committee, in its discretion, and set forth in the Option Agreement; except that, subject to Section 9 hereof, such accelerated expiration date shall not be earlier than the date of the Optionee's termination of employment by reason of retirement or disability. In the event of the Optionee's disability, such Option may be exercised by the Optionee's legal representative.

         (g) Death. If an Optionee dies during his employment, and prior to the expiration date fixed for his Option, or if an Optionee whose employment is terminated for any reason, dies following his termination of employment but prior to the earlier of the expiration date fixed for his Option, or the expiration of the period determined under subsections (e) and (f) above, such Option may be exercised, to the extent of the number of Shares with respect to which the Optionee could have exercised it on the date of his death, or to any greater extent permitted by the Committee, by the Optionee's estate, personal representative, or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Optionee. Such post-death exercise may occur at any time prior to the earlier of (i) the expiration date specified in such Option or (ii) an accelerated expiration date determined by the Committee, in its discretion, and set forth in the Option Agreement; except that, subject to Section 9 hereof, such accelerated expiration date shall not be earlier than one year, nor later than three years, after the date of death.

         (h) Non-Transferability; Registration. Except as otherwise provided in any Option Agreement, no Option shall be assignable or transferable by the Optionee other than by will or by the laws of descent and distribution, and (subject to the preceding clause) during the lifetime of the Optionee, shall be exercisable only by him or by his guardian or legal representative. If the Optionee is married at the time of exercise and if the Optionee so requests at the time of exercise, the certificate or certificates shall be registered in the name of the Optionee and the Optionee's spouse, jointly, with right of survivorship.

         (i) Rights as a Shareholder. An Optionee shall have no rights as a shareholder with respect to any Shares covered by his Option until the issuance of a stock certificate to him for such Shares.

         (j) Listing and Registration of Shares. Each Option shall be subject to the requirement that, if at any time PREIT or PRI, shall determine, in its discretion, that the listing, registration, or qualification of Shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the

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purchase of Shares thereunder, or that action by PREIT, its shareholders,
PRI, or the Optionee should be taken in order to obtain an exemption from any such requirement or to continue any such listing, registration, or qualification, no such Option may be exercised, in whole or in part, unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to PREIT. Without limiting the generality of the foregoing, each Optionee or his legal representative or beneficiary may also be required to give satisfactory assurance that Shares purchased upon exercise of an Option are being purchased for investment and not with a view to distribution, and certificates representing such Shares may be legended accordingly.

         (k) Withholding and Use of Shares to Satisfy Tax Obligations. The obligation of PRI to deliver Shares upon the exercise of any Option (or cash in lieu thereof) shall be subject to applicable federal, state, and local tax withholding requirements. If the exercise of any Option is subject to the withholding requirements of applicable federal tax law, the Committee, in its discretion, may permit or require the Optionee to satisfy the federal withholding tax, in whole or in part, by electing to have PRI withhold Shares subject to the exercise (or by returning previously acquired Shares to PRI). PRI may not withhold shares in excess of the number necessary to satisfy the minimum federal income tax withholding requirements. Shares shall be valued, for purposes of this subsection, at their fair market value under subsection (b) above, but as of the date the amount attributable to the exercise of the Option is includable in income by the Optionee under Section 83 of the Code. The Committee shall adopt such withholding rules as it deems necessary to carry out the provisions of this subsection.

         (l) Loans. If an Optionee is designated as an "eligible participant" by the Committee at or after the date of grant, and if the Optionee thereafter so requests, PRI will loan the Optionee the money required to satisfy any regular income tax obligations (as opposed to alternative minimum tax obligations) resulting from the exercise of any Options. Any loan or loans to an Optionee shall be made only at the time any such tax resulting from such exercise is due. The Committee, in its discretion, may require an affidavit from the Optionee specifying the amount of the tax required to be paid and the date when such tax must be paid. The loan will be made on the Optionee's personal, negotiable, demand promissory note, bearing interest at the lowest rate which will avoid imputation of interest under Section 7872 of the Code, and including such other terms as the Committee may prescribe.

         (m) Option Agreements -- Other Provisions. Options granted under the Plan shall be evidenced by written documents ("Option Agreements") in such form as the Committee shall from time to time approve, and containing such provisions not inconsistent with the provisions of the Plan as the Committee shall deem advisable. Each Optionee shall enter into, and be bound by, an Option Agreement as soon as practicable after the grant of an Option.

7. Forfeiture. If the employment of an Optionee is terminated for "Cause" (as defined below) or the Optionee terminates his employment and commences working for a "Competitor" (as defined below), his right under any then outstanding Option shall terminate at the time of such termination of employment. As used in this Section, in the case of any Optionee not subject to a written employment agreement, "Cause" shall mean any willful or intentional act having the

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effect of injuring the reputation, business, or business relationships of PRI or any of its subsidiaries, or PREIT or any entity controlled by PREIT, or any repeated or continuous failure, neglect, or refusal to perform in a satisfactory manner duties assigned to such Optionee. In the case of an Optionee subject to a written employment agreement, "Cause" shall mean any action giving PRI or its subsidiary the right to terminate such person's employment agreement for cause. "Competitor" shall mean any person or entity other than PRI or any of its subsidiaries, or PREIT or any entity controlled by PREIT, engaged -- either before the Optionee's employment is terminated or within the one-year period after such termination -- in a business competitive (in the good faith judgment of the Committee) with that of PRI or any of its subsidiaries, or PREIT or any entity controlled by PREIT.

8. Capital Adjustments. The number of Shares which may be issued under the Plan, as stated in Section 4 hereof, and the number of Shares issuable upon exercise or vesting of outstanding Options under the Plan (as well as the Option price per share under outstanding Options) shall be adjusted, as may be deemed appropriate by the Committee, to reflect any stock dividend, stock split, share combination, or similar change in the capitalization of PREIT. In the event any such change in capitalization cannot be reflected in a straight mathematical adjustment of the number of Shares issuable upon the exercise of outstanding Options (and a straight mathematical adjustment of the exercise price thereof), the Committee shall make such adjustments as are appropriate to reflect most nearly such straight mathematical adjustment. Such adjustments shall be made only as necessary to maintain the proportionate interest of Optionees, and preserve, without exceeding, the value of Options.

9. Certain Corporate Transactions. In the event of a corporate transaction (such as, for example, a merger, consolidation, acquisition of property or stock, reorganization, or liquidation) involving PREIT, each outstanding Option shall be treated in the same way PRI's options for Shares are to be treated under the Stock Option Agreement entered into by PREIT and PRI dated as of July 15, 1998.

10. Amendment or Termination of the Plan. The Board, pursuant to a written resolution, from time to time may suspend or terminate the Plan or amend it, and the Committee may amend any outstanding Options in any respect whatsoever. Notwithstanding the foregoing, no such suspension, discontinuance, or amendment shall materially impair the rights of any holder of an outstanding Option without the consent of such holder.

11. Rights. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any individual any right to be granted an Option, or any other right hereunder, unless and until the Committee shall have granted such individual an Option, and then his rights shall be only such as are provided in the Option Agreement. Notwithstanding any provisions of the Plan or the Option Agreement with a Key Employee, PRI, PREIT, or a Subsidiary Entity (as applicable) shall have the right, in its discretion but subject to any employment contract entered into with the Key Employee, to retire the Key Employee at any time pursuant to its retirement rules, or otherwise to terminate his employment at any time for any reason whatsoever.


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12. Indemnification of Board and Committee. Without limiting any other rights of indemnification which they may have from PRI, the members of the Board and the members of the Committee shall be indemnified by PRI against all costs and expenses reasonably incurred by them in connection with any claim, action, suit, or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection with, the Plan, or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by PRI) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part. Upon the making or institution of any such claim, action, suit, or proceeding, the Board or Committee member shall notify PRI in writing, giving PRI an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle it on his own behalf. The provisions of this Section shall not give members of the Board or the Committee greater rights than they would have under PRI's by-laws or Pennsylvania law.

13. Application of Funds. The proceeds received in payment for shares upon exercise of an Option shall be added to the general funds of PRI.

14. Effective Date. This Plan shall become effective on July 15, 1998 (the date the Plan was adopted by the Board).

15. No Obligation Regarding Options. The granting of an Option shall impose no obligation upon a Key Employee to exercise or meet the conditions of such Option.

16. Termination of Plan. Unless earlier terminated as provided in the Plan, the Plan and all authority granted hereunder shall terminate absolutely at 12:00 midnight on July 14, 2008, and no Options hereunder shall be granted thereafter. Nothing contained in this Section, however, shall terminate or affect the continued existence of rights created under Options issued hereunder, and outstanding on the date set forth in the preceding sentence, which by their terms extend beyond such date.

17. Governing Law. The laws of the Commonwealth of Pennsylvania shall govern the operation of, and the rights of Key Employees under, the Plan, and Options granted hereunder.


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